METROPOLITAN SERIES FUND, INC.

AMENDMENT No. 1

TO THE

SUBADVISORY AGREEMENT

(Western Asset Management Strategic Bond Opportunities Portfolio)

AMENDMENT made this 19th day of November 2009 to the Subadvisory Agreement dated May 1, 2006 (the “Agreement”), by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”), Western Asset Management Company, a California corporation (the “Subadviser”), and Western Asset Management Company Limited, a company organized under the laws of England. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE TO COMPENSATION OF SUBADVISER

Pursuant to Paragraph 10 of the Agreement, the compensation of the Subadviser referenced in Paragraph 6, which contains the schedule of fees, is hereby amended as follows:

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.300% of the first $100 million of the average daily net assets of the Portfolio and 0.200% of such assets in excess of $100 million. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

2. SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3. EFFECTIVE DATE

This Amendment shall become effective as of the date of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

METLIFE ADVISERS, LLC

By:	/s/ Jeffrey L. Bernier
Name:	Jeffrey L. Bernier
Title:	Senior Vice President

WESTERN ASSET MANAGEMENT COMPANY

By:	/s/ Kevin Ehrlich
Name:	Kevin Ehrlich
Title:	Manager, Regulatory Affairs

WESTERN ASSET MANAGEMENT COMPANY LIMITED

By:	/s/ Barbara L. Ziegler
Name:	Barbara L. Ziegler
Title:	Head of Client Service and
Marketing Support